Exhibit 5(a) Baker & McKenzie LLP 1900 North Pearl, Suite 1500 Dallas, TX 75201 United States Tel: +1 214 978 3000 Fax: +1 214 978 3099 www.bakermckenzie.com

Asia Pacific Bangkok Beijing Brisbane Hanoi Ho Chi Minh City Hong Kong Jakarta Kuala Lumpur* Manila* Melbourne Seoul Shanghai Singapore Sydney Taipei Tokyo Yangon	December 5, 2022 Oncor Electric Delivery Company LLC 1616 Woodall Rodgers Fwy. Dallas, Texas 75202 Ladies and Gentlemen,

Europe, Middle East & Africa

Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Baku

Barcelona

Berlin

Brussels

Budapest

Cairo

Casablanca

Doha

Dubai

Dusseldorf

Frankfurt/Main

Geneva

Istanbul

Jeddah*

Johannesburg

Kyiv

London

Luxembourg

Madrid

Milan

Moscow

Munich

Paris

Prague

Riyadh*

Rome

St. Petersburg

Stockholm

Vienna

Warsaw

Zurich

The Americas

Bogota

Brasilia**

Buenos Aires

Caracas

Chicago

Dallas

Guadalajara

Houston

Juarez

Lima

Los Angeles

Mexico City

Miami

Monterrey

New York

Palo Alto

Porto Alegre**

Rio de Janeiro**

San Francisco

Santiago

Sao Paulo**

Tijuana

Toronto

Valencia

Washington, DC

As set forth in the Registration Statement on Form S-4 (as it may be amended from time to time, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by Oncor Electric Delivery Company LLC, a Delaware limited liability company (the “Company”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offers to exchange (the “Exchange Offers”) (a) $400,000,000 aggregate principal amount of the Company’s 4.15% Senior Secured Notes due 2032 (the “4.15% 2032 Exchange Notes”) being registered under the Securities Act pursuant to the Registration Statement for any and all of the Company’s 4.15% Senior Secured Notes due 2032 issued in a private offering on May 20, 2022 (the “Outstanding 4.15% 2032 Notes”), (b) $700,000,000 aggregate principal amount of the Company’s 4.55% Senior Secured Notes due 2032 (the “4.55% 2032 Exchange Notes”) being registered under the Securities Act pursuant to the Registration Statement for any and all of the Company’s 4.55% Senior Secured Notes due 2032 issued in a private offering on September 8, 2022 (the “Outstanding 4.55% 2032 Notes”), (c) $400,000,000 aggregate principal amount of the Company’s 4.60% Senior Secured Notes due 2052 (the “4.60% 2052 Exchange Notes”) being registered under the Securities Act pursuant to the Registration Statement for any and all of the Company’s 4.60% Senior Secured Notes due 2052 issued in a private offering on May 20, 2022 (the “Outstanding 4.60% 2052 Notes”), and (d) $500,000,000 aggregate principal amount of the Company’s 4.95% Senior Secured Notes due 2052 (together with the 4.15% 2032 Exchange Notes, the 4.55% 2032 Exchange Notes and the 4.60% 2052 Exchange Notes, the “Exchange Notes”) being registered under the Securities Act pursuant to the Registration Statement for any and all of the Company’s 4.95% Senior Secured Notes due 2052 issued in a private offering on September 8, 2022 (together with the Outstanding 4.15% 2032 Notes, the Outstanding 4.55% 2032 Notes and the Outstanding 4.60% 2052 Notes, the “Outstanding Notes”), we are passing upon certain legal matters in connection with the issuance of the Exchange Notes by the Company. The Exchange Notes are to be issued under the indenture dated as of August 1, 2002, as amended and supplemented, between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon, formerly The Bank of New York), as trustee (the “Indenture”).

* Associated Firm

** In cooperation with Trench, Rossi e Watanabe Advogados

Baker & McKenzie LLP is a member of Baker & McKenzie International, a Swiss Verein.

In our capacity as counsel to the Company in connection with the matters referred to above, we have examined (i) the Company’s Certificate of Formation and Third Amended and Restated Limited Liability Company Agreement, as amended to date, (ii) the originals, or copies certified or otherwise identified, of the Indenture and of corporate records of the Company, including minute books of the Company, as furnished to us by the Company, (iii) the form of Exchange Notes, and (iv) certificates of public officials and of representatives of the Company, statutes and other instruments and documents we deemed necessary as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. We have assumed that (i) the signatures on all documents examined by us are genuine and that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform to the originals thereof, (ii) each natural person signing any document reviewed by us had the legal capacity to do so, (iii) each person signing in a representative capacity (other than on behalf of the Company) any document reviewed by us had authority to sign in such capacity, and (iv) each of the Indenture and the Exchange Notes has been duly authorized, executed and delivered by the parties thereto (other than the Company) in substantially the form reviewed by us and represents a legal, valid and binding obligation of such parties (except with respect to the Company, to the extent covered in our opinions below). We also have assumed that (i) prior to the commencement of the Exchange Offers, the Registration Statement will have become effective under the Securities Act and the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (ii) the Exchange Notes will have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Outstanding Notes pursuant to, and in accordance with the terms of, the Exchange Offers as contemplated in the Registration Statement.

Based upon and subject to the limitations, exceptions, qualifications and assumptions set forth herein, we are of the opinion that the Exchange Notes, when issued, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding or at law) and the discretion of the court before which any proceeding therefor may be brought, and (c) any implied covenants of good faith and fair dealing.

The opinions set forth above are limited in all respects to matters of law of the State of New York, the Delaware Limited Liability Company Act and applicable federal law and no opinion is expressed herein as to any matters governed by any other laws. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond the opinions expressly stated herein. We assume no obligation to revise or supplement this opinion or advise you of any changes in any matter set forth herein after the effective date of the Registration Statement. We hereby consent to the filing of this opinion of counsel as Exhibit 5(a) to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Baker & McKenzie LLP Baker & McKenzie LLP

Baker & McKenzie LLP is a member of Baker & McKenzie International, a Swiss Verein.